Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President – Finance and Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Reports

Fourth Quarter and Full Year 2009 Results

Minnetonka, MN ---- March 16, 2009----- Communications Systems, Inc. (NASDAQ: JCS) today reported 2009 net income of $6,044,000, or $0.72 per diluted share, on sales of $109,792,000. In 2008,  the Company earned $6,611,000, or $0.77 per diluted share, on sales of $122,700,000.  During the 2009 fourth quarter, the Company posted net income of $1,211,000, or $0.14 per diluted share, on sales of $26,336,000, as compared to net income of $1,370,000, or $0.17 per diluted share, in the 2008 fourth quarter on sales of $28,405,000. Further information regarding 2009 results is provided in the Company’s Annual Report on Form 10-K that is being filed on or about March 17, 2010 with the Securities and Exchange Commission.

Jeffrey K. Berg, President and CEO, commented: “We are pleased with our 2009 fourth quarter and full year results.  Despite a severe decline in residential and commercial construction and a global recession, which significantly affected sales at our three manufacturing business units, we reduced the impact to our bottom line through cost controls and other measures. Our employees are doing an outstanding job of managing through these  challenging times, while continuing to prepare CSI and its business units for growth and increased profitability as business conditions improve.

David T. McGraw, Vice President of Finance and CFO, also commented: “CSI continues its history of generating  strong cash flows. Net cash from operations in 2009 was $17,637,000 compared to $10,222,000 in 2008, primarily as a result of planned decreases in inventories and improved cash collection. At December 31, 2009, CSI’s cash, cash equivalents and investments were $40,069,000 compared to $29,952,000 at the end of 2008, despite using approximately $4.6 million in cash for stock dividends and stock buy-back programs during the year.”

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008

Sales	$26,335,650	$28,404,879	$109,792,207	$122,699,678
Gross margin	10,551,190	10,452,447	41,848,650	46,691,516
Operating income	2,324,979	2,219,411	10,218,533	10,583,587
Income before income taxes	2,326,516	2,240,088	10,799,340	11,181,292
Income taxes	1,115,520	869,875	4,755,695	4,569,875
Net income	$1,210,996	$1,370,213	$6,043,645	$6,611,417

Basic net income per share	$0.15	$0.17	$0.72	$0.77
Diluted net income per share	$0.14	$0.17	$0.72	$0.77
Cash dividends per share	$0.14	$0.12	$0.52	$0.48

Average basic shares outstanding	8,348,538	8,282,348	8,339,180	8,539,396
Average dilutive shares outstanding	8,374,894	8,284,812	8,352,084	8,562,533

Selected Balance Sheet Data

	December 31, 2009	December 31, 2008

Total assets	$102,913,694	$98,737,791
Cash , cash equivalents and investments	40,069,291	29,951,561
Property, plant and equipment, net	13,321,825	12,014,541
Long-term liabilities	4,220,403	4,918,716
Stockholders’ equity	85,939,293	83,728,143